May 28, 2002

The Board of Directors
Ace Hardware Corporation
2200 Kensington Court
Oak Brook, Illinois 60523

Dear Ladies and Gentlemen:

Reference is made to the Pre-effective Amendment No. 2 to Form S-2 filed with the Securities and Exchange Commission by Ace
Hardware Corporation (the "Company") on May 14, 2002, (the "Pre-effective Amendment") and to the  prospectus (the
"Prospectus") included in such Pre-effective Amendment relating to the issuance of up to 2,000 Shares Class A (Voting) Stock,
$1,000 par value and 80,000 Shares Class C (Nonvoting) Stock, $100 par value (the "Stock").

We are the tax advisors to the Company in connection with the Prospectus.   The statements in the Prospectus under the
heading "The Cash Portion of your Patronage Dividend may not be Enough to Pay the Income Taxes on your Total Patronage
Dividend", "Federal Income Tax Status of Class A and Class  C Shares" and "Federal Income Tax Treatment of Patronage
Dividends" to the extent that they constitute matters of Federal tax law, have been prepared or reviewed by us and, in our opinion, are correct in all material respects.  In rendering this opinion, we have relied without independent investigation on the description of the Stock set forth in the Prospectus.  We hereby consent to the reference to this Firm in the Prospectus under the headings "The Cash Portion of your Patronage Dividend may not be Enough to Pay the Income Taxes on your Total Patronage
Dividend" and  "Federal Income Tax Status of Class A and Class C Shares" and to the filing of this opinion as an exhibit  to the
Pre-effective Amendment.

Our advice is based on the facts as stated and on authorities that are  subject to change, retroactively and/or prospectively.  We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable tax law which may hereafter occur.

Very truly yours,

KPMG LLP